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Houlihan Lokey, Inc.
10250 Constellation Blvd.
5th Floor
Los Angeles, CA 90067

Re: Houlihan Lokey, Inc. Registration Statement on Form S-3 with respect to up to 21,610,331 shares of Class A Common Stock, par value $0.001 per share
Ladies and Gentlemen:
We have acted as special counsel to Houlihan Lokey, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it may be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of up to 21,610,331 shares (the “Shares”) of Class A common stock, $0.001 par value per share (the “Class A Common Stock”) issuable upon conversion of shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), to be sold from time to time by a certain stockholder of the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

November 1, 2016 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon the conversion of the Class B Common Stock into Class A Common Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation dated August 18, 2015, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP